UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2021

INNOVATE CORP.

(Exact name of registrant as specified in its charter.)

Delaware	001-35210	54-1708481
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

295 Madison Avenue, 12th Floor
New York, NY 10017
(Address of principal executive offices)

(212) 235-2690
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	VATE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 21, 2021, HC2 Broadcasting Holdings Inc. (“HC2 Broadcasting”) entered into the Fifth Omnibus Amendment to Secured Notes, Consent and Second Amendment to Asset Sale Under Secured Notes and Intercreditor Agreement (the “Amendment”), which, among other things, extended $52.2 million of its Senior Secured Notes, due October 21, 2021, through November 30, 2022. Concurrently therewith, HC2 Broadcasting completed the last of a series of repurchases of all the outstanding secured notes, inclusive of accrued interest, of DTV America Corporation (“DTV”) for a total consideration of $6.2 million using a combination of cash on hand and proceeds from the sales on non-core assets. On October 26, 2021, HC2 Broadcasting completed the repurchase of all of the outstanding convertible promissory notes of DTV for a total consideration of $0.7 million using proceeds from the sales of non-core assets. Subsequent to these acquisitions, all of DTV’s debt in the aggregate amount of $9.2 million is held by HC2 Broadcasting.

The foregoing description of terms of the Amendment is a summary of certain of its terms only and is qualified in its entirety by the full text of the Amendment, filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 21, 2021, the Compensation Committee of the Board of Directors of INNOVATE Corp. (the “Company”) approved the Executive Severance Guidelines for its current executive officers, Wayne Barr, Jr., our President and Chief Executive Officer; Michael J. Sena, our Chief Financial Officer; Joseph A. Ferraro, our Chief Legal Officer & Corporate Secretary; and Suzi Raftery Herbst, our Chief Administrative Officer. The Executive Severance Guidelines supersede the payments and benefits provided to these executive officers under the Company’s Severance Guidelines as adopted by the Compensation Committee on May 12, 2014.
The Executive Severance Guidelines provide that upon (i) a termination of employment of the executive officer by the Company other than for “cause” or (ii) a resignation of employment by the executive officer with “good reason” (each as defined in the Second Amended and Restated 2014 Omnibus Equity Award Plan), the executive officer will be entitled to the following, subject to the execution and non-revocation of a release of claims:
•An amount equal to one year of annual base salary;
•An amount equal to a pro-rated annual bonus, based on the amount the executive officer received in the prior year;
•12 months of Consolidated Omnibus Budget Reconciliation Act health benefit premiums, if eligible and elected;
•12 months of outplacement services; and
•Full vesting of any outstanding unvested equity awards held by the executive officer and the exercise period of all applicable outstanding equity awards held by the executive officer will be extended to 12 months following the date of employment termination (or the expiration date, if earlier).
The foregoing description of the terms of the Executive Severance Guidelines is a summary of certain of its terms only and is qualified in its entirety by the full text of the Executive Severance Guidelines filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
10.1	Fifth Omnibus Amendment to Secured Notes, Consent and Second Amendment to Asset Sale Under Secured Notes and Intercreditor Agreement
10.2	Executive Severance Guidelines
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 27, 2021

INNOVATE Corp. (Registrant)

By:	/s/ Michael J. Sena
Name: Michael J. Sena
Title: Chief Financial Officer